Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Nine Months Ended September 30, 2017

NASHVILLE, TN, November 7, 2017 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and nine months ended September 30, 2017.

Operating Results

Income before income taxes, for the three months ended September 30, 2017 was $3.4 million, compared with a loss before income taxes of $0.3 million for the three months ended September 30, 2016. Net income for the three months ended September 30, 2017 was $2.0 million, compared with a net loss of $0.3 million for the three months ended September 30, 2016. For the three months ended September 30, 2017 and 2016, we recognized $3.6 million and $0.1 million, respectively, of favorable prior period loss and LAE development.

Income before income taxes, for the nine months ended September 30, 2017 was $3.4 million, compared with a loss before income taxes of $39.3 million for the nine months ended September 30, 2016. Net income for the nine months ended September 30, 2017 was $1.8 million, compared with a net loss of $25.7 million for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, we recognized $0.7 million of favorable prior period loss and LAE development, and for the nine months ended September 30, 2016, we recognized $27.5 million of unfavorable prior period loss and LAE development.

The three and nine months ended September 30, 2017 also included approximately $2.4 million in loss and LAE related to Hurricanes Harvey and Irma.

Revenues for the three months ended September 30, 2017 decreased 16% to $86.0 million from $102.1 million in the same period in the prior year. Revenues for the nine months ended September 30, 2017 decreased 12% to $265.5 million from $301.8 million in the same period in the prior year.

President and Chief Executive Officer, Ken Russell, commented, “A year ago, I stated a goal of returning the Company to profitability through a focus on appropriate pricing and risk segmentation of our product and efficient processing of claims. I am pleased to report that although this process took time to develop, we have started to see the impact of these efforts on our financial results. While the current period was impacted favorably by loss development from recent periods and unfavorably by two hurricanes, exclusive of these items, the quarterly results reflected a profitable 78.4% accident period loss ratio. Having achieved this, our work is far from over, and as our business stabilizes, we are focused on our strategic plan to capitalize on the strengths of our retail business model, which may result in expanding the use of additional third party insurance products in selected markets.”

Mr. Russell further commented, “My heart goes out to our customers in Texas and Florida, as well as our employees in these states, who suffered personal hardship as a result of Hurricanes Harvey and Irma. I am also most appreciative of excellent efforts made by our claims-handling and customer service teams in settling over 700 storm-related claims and maintaining policyholder relations in the affected areas.”

Loss Ratio. The loss ratio was 76.7% for the three months ended September 30, 2017 compared with 92.6% for the three months ended September 30, 2016. For the nine months ended September 30, 2017, the loss ratio was 81.0% compared with 104.8% for the nine months ended September 30, 2016. We experienced favorable development related to prior periods of $3.6 million and $0.7 million for the three and nine months ended September 30, 2017, respectively, compared with favorable development of $0.1 million and unfavorable development of $27.5 million for the three and nine months ended September 30, 2016, respectively.

The development for the three months ended September 30, 2017 was the result of favorable LAE development on bodily injury claims primarily attributable to the late 2016 and 2017 accident periods and favorable development on losses related primarily to 2017 accident year property damage claims. The development for the nine months ended September 30, 2017 was the net result of favorable LAE development related to bodily injury claims over multiple prior accident periods, offset by unfavorable development on losses related to bodily injury severity over multiple prior accident periods.

The unfavorable development for the nine months ended September 30, 2016 was the result of increased losses primarily from the 2015 accident year across all major coverages. The most significant causes of the development were a greater than usual emergence of reported claims and higher bodily injury severity. The development for the three months ended September 30, 2016 was not material.

During the third quarter of 2017, Hurricane Harvey impacted Texas and Hurricane Irma impacted Florida before making landfall in Georgia and South Carolina. We received over 700 claims related to Hurricanes Harvey and Irma and incurred approximately $2.4 million in losses and LAE during the third quarter of 2017 from these events. Subsequent to third quarter of 2017, Hurricane Nate impacted the southeastern United States, and California was affected by wildfires. Other than an incidental store closure in California as a result of the wildfires, the impact of claims is not expected to be significant.

Excluding the development related to prior periods and the impact of the hurricanes, the loss ratio for the three months ended September 30, 2017 was 78.4% as compared with 85.2% for the preceding three months ended June 30, 2017. Excluding the development related to prior periods and the impact of the hurricanes, the loss ratio for the nine months ended September 30, 2017 was 80.2% as compared with 91.8% for the year ended December 31, 2016. We believe that these improvements in the loss ratio were the result of our aggressive rate and underwriting actions in addition to a moderate reduction in claims frequency.

Revenues. Premiums earned decreased by $7.5 million, or 10%, to $69.2 million for the three months ended September 30, 2017, from $76.7 million for the three months ended September 30, 2016. For the nine months ended September 30, 2017, premiums earned decreased by $21.6 million, or 9%, to $212.4 million from $234.0 million for the nine months ended September 30, 2016. These decreases were the result of a targeted decline in new policies written through the closing of 53 poorly performing stores, increasing rates and the tightening of underwriting standards. These actions resulted in a 19% decrease in our year-over-year policies in force which was partially offset by a 9% year-over-year increase in our average in-force premium that was driven by our recent rate actions. The estimated effective rate increase attained over the last twelve months was 5%. Additionally, premiums earned for the three months ended September 30, 2017 were slightly impacted by temporary store closures in Texas, Florida, Georgia and South Carolina as a result of the recent hurricanes.

Commission and fee income decreased by $3.7 million, or 19%, to $15.6 million for the three months ended September 30, 2017, from $19.3 million for the three months ended September 30, 2016. For the nine months ended September 30, 2017, commission and fee income decreased by $8.5 million, or 14%, to $49.6 million from $58.1 million for the nine months ended September 30, 2016. This decrease was primarily the result of a decrease in monthly billing fees as a result of the previously-mentioned decline in the number of policies in force. Additionally, we earned less commission as a result of a decline in the renewals of automobile insurance policies sold in California on behalf of third-party carriers.

Expense Ratio. The expense ratio was 18.1% for the three months ended September 30, 2017, compared with 13.8% for the three months ended September 30, 2016. For the nine months ended September 30, 2017, the expense ratio was 16.9% compared with 14.3% for the nine months ended September 30, 2016. The year-over-year increases in the expense ratio were primarily due to the decrease in premiums earned which resulted in a higher percentage of fixed expenses and the previously-mentioned decline in commission and fee income, which is a component of the expense ratio.

Combined Ratio. Overall, the combined ratio decreased to 94.8% for the three months ended September 30, 2017 from 106.4% for the three months ended September 30, 2016. For the nine months ended September 30, 2017, the combined ratio decreased to 97.9% from 119.1% for the nine months ended September 30, 2016.

Next Release of Financial Results

We currently plan to report our financial results for the quarter and year ending December 31, 2017 on March 6, 2018.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville,

Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 16 states. We currently conduct our servicing and underwriting operations in 13 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At September 30, 2017, we leased and operated 350 retail locations and a call center staffed with employee-agents. Our employee agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements. All statements made other than statements of historical fact are forward-looking statements. You can identify these statements from our use of the words “may,” “should,” “could,” “potential,” “continue,”

“plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” “view,” or the negative of these terms and similar expressions. These statements, which have been included in reliance on the “safe harbor”

provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange

Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Premiums earned	$69,174	$76,740	$212,446	$233,997
Commission and fee income	15,551	19,291	49,603	58,055
Investment income	1,259	1,187	3,415	3,795
Gain on sale of foreclosed real estate	—	—	—	1,237
Net realized gains on investments, available-for-sale	—	4,897	—	4,733
	85,984	102,115	265,464	301,817
Costs and expenses:
Losses and loss adjustment expenses	53,077	71,079	172,163	245,262
Insurance operating expenses	27,326	28,940	83,261	88,901
Other operating expenses	284	369	822	932
Stock-based compensation	87	59	200	164
Depreciation	517	667	1,603	1,934
Amortization of identifiable intangibles assets	196	240	594	717
Interest expense	1,146	1,088	3,374	3,213
	82,633	102,442	262,017	341,123
Income (loss) before income taxes	3,351	(327)	3,447	(39,306)
Provision (benefit) for income taxes	1,353	6	1,622	(13,571)
Net income (loss)	$1,998	$(333)	$1,825	$(25,735)
Net income (loss) per share:
Basic	$0.05	$(0.01)	$0.04	$(0.63)
Diluted	$0.05	$(0.01)	$0.04	$(0.63)
Number of shares used to calculate net income (loss) per share:
Basic	41,200	41,096	41,174	41,074
Diluted	41,233	41,096	41,237	41,074

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $132,417 and $117,902, respectively)	$133,448	$117,212
Cash, cash equivalents, and restricted cash	111,251	118,681
Premiums, fees, and commissions receivable, net of allowance of $459 and $279, respectively	78,409	66,393
Deferred tax assets, net	33,519	35,641
Other investments	10,486	9,994
Other assets	6,551	6,078
Property and equipment, net	3,131	4,213
Deferred acquisition costs	5,816	4,852
Goodwill	29,384	29,384
Identifiable intangible assets, net	7,052	7,626
TOTAL ASSETS	$419,047	$400,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$162,756	$161,079
Unearned premiums and fees	92,208	78,861
Debentures payable	40,336	40,302
Term loan from principal stockholder	29,799	29,779
Accrued expenses	5,711	7,089
Other liabilities	12,225	10,476
Total liabilities	343,035	327,586
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,200 and 41,160 issued and outstanding, respectively	412	412
Additional paid-in capital	457,986	457,750
Accumulated other comprehensive income, net of tax of $(321) and $(1,110), respectively	2,779	1,316
Accumulated deficit	(385,165)	(386,990)
Total stockholders’ equity	76,012	72,488
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$419,047	$400,074

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Gross premiums earned:
Georgia	$16,839	$16,344	$50,502	$47,672
Florida	10,021	11,524	31,033	35,309
Alabama	8,313	7,143	24,209	21,193
Texas	7,564	10,402	24,360	32,285
Ohio	6,852	7,568	21,864	23,258
Tennessee	5,260	4,842	15,283	14,830
South Carolina	4,727	6,718	14,958	20,664
Illinois	3,290	4,982	11,365	16,238
Indiana	2,377	2,322	7,187	6,994
Pennsylvania	2,332	2,406	6,978	7,399
Mississippi	1,096	965	3,174	3,003
California	496	99	1,230	99
Virginia	82	235	288	700
Missouri	38	1,307	340	4,693
Total gross premiums earned	69,287	76,857	212,771	234,337
Premiums ceded to reinsurer	(113)	(117)	(325)	(340)
Total net premiums earned	$69,174	$76,740	$212,446	$233,997

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Loss	76.7%	92.6%	81.0%	104.8%
Expense	18.1%	13.8%	16.9%	14.3%
Combined	94.8%	106.4%	97.9%	119.1%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Retail locations – beginning of period	354	409	355	440
Opened	—	—	—	4
Closed	(4)	(40)	(5)	(75)
Retail locations – end of period	350	369	350	369

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	September 30,		December 31,
	2017	2016	2016	2015
Alabama	23	23	23	24
Arizona	10	10	10	10
California	46	47	47	48
Florida	34	34	34	39
Georgia	49	53	50	60
Illinois	37	39	39	61
Indiana	16	16	16	17
Mississippi	6	6	6	7
Missouri	—	6	—	9
Nevada	4	4	4	4
New Mexico	5	5	5	5
Ohio	27	27	27	27
Pennsylvania	11	11	11	14
South Carolina	15	20	15	24
Tennessee	22	23	23	23
Texas	45	45	45	68
Total	350	369	355	440

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885